EXHIBIT 99.1

FOR IMMEDIATE RELEASE                    Contact:  Joe Winn, Chief Financial
                                         Officer or Bruce Danziger, Director
                                         of Investor Relations
                                         (617) 375-7500



                          AMERICAN RADIO SYSTEMS CLOSES
                          MERGER WITH EZ COMMUNICATIONS


Boston, Massachusetts - April 7, 1997 -- American Radio Systems Corporation (NYSE: AFM) announced today that it has completed its merger with EZ Communications Inc. of Fairfax, VA effective April 4, 1997. Harris Trust Company of New York, the exchange agent for the merger, will send all stockholders of record of EZ as of the close of business on April 4, 1997 instructions on how to exchange their shares for shares of American Radio Class A Common Stock pursuant to the exchange ratio. EZ stockholders should direct any questions regarding the exchange to Harris Trust at (212) 701-7624.

American Radio Systems Corporation began trading shares publicly in June, 1995. The Company owns and/or programs and markets 66 FM and 30 AM stations in Boston, Seattle, Cincinnati, Baltimore, Pittsburgh, Portland, Sacramento, St. Louis, Charlotte, Kansas City, Hartford, Las Vegas, Austin, Buffalo, San Jose, West Palm Beach, Rochester, Dayton, and Fresno. The Company also has options and/or agreements to buy additional radio stations in Cincinnati, San Jose, Pittsburgh, Charlotte, West Palm Beach, Rochester, Fresno and San Bernardino.